Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries	Place of Incorporation

CXJ Investment Group Co., Ltd. (BVI CXJ)	British Virgin Islands
CXJ (HK) Technology Group Co., Ltd. (HK CXJ)	Hong Kong
CXJ (Shenzhen) Technology Co., Ltd. (SZ CXJ)	PRC
Longkou Xiangfu Trading Co.,Ltd. (Longkou CXJ)	PRC
CXJ Technology (Hangzhou) Co., Ltd. (HZ CXJ)	PRC
Qingdao Hong Run Kuo Ye Network Technology Co., Ltd. (Qingdao CXJ)	PRC

1)	CXJ Investment Group Co., Ltd. is a wholly owned subsidiary of CXJ Group Co., Limited.
2)	CXJ (HK) Technology Group Co., Ltd is a wholly owned subsidiary of CXJ Investment Group Co., Ltd.
3)	CXJ (Shenzhen) Technology Co., Ltd is a wholly owned subsidiary of CXJ (HK) Technology Group Co., Ltd.
4)	CXJ Technology (Hangzhou) Co., Ltd is fully controlled (VIE agreement) by CXJ (Shenzhen) Technology Co., Ltd.
5)	Qingdao Hong Run Kuo Ye Network Technology Co., Ltd is a wholly owned subsidiary of CXJ Technology (Hangzhou) Co., Ltd.
6)	Longkou Xiangfu Trading Co., Ltd is acquired on November 4, 2022 and fully controlled by CXJ (Shenzhen） Technology Co., Ltd.